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                           Cover-All Technologies Inc.
                               18-01 Pollitt Drive
                               Fair Lawn, NJ 07410

                                  May 11, 2005


Mr. John Roblin
c/o Cover-All Technologies Inc.
18-01 Pollitt Drive
Fair Lawn, NJ 07410

Dear John:

        We refer to the Incentive Stock Option Agreement, dated December 23, 2003 (the "Option Agreement"), between you and Cover-All Technologies Inc. (the "Company"), as well as the Employment Agreement, dated as of December 31, 2003 (the "Employment Agreement"), between you and the Company.

        As you know, in December 2003, you and the Company were engaged in negotiations in connection with your continued employment with the Company as its Chairman, President and Chief Executive Officer. Although those negotiations were still on-going by December 23, 2003, the Company and you had reached agreement with respect to one aspect of your retention package: the grant of stock options to be awarded to you. Accordingly, on December 23, 2003, the Board of Directors of the Company resolved to grant you five-year stock options to purchase up to 300,000 shares of the Company's common stock in connection with your continued employment with the Company. The type of options, vesting schedule and certain other terms and conditions of the options were determined at that time as well, and the Company memorialized these terms in the Option Agreement entered into as of December 23, 2003.

        This letter serves as an acknowledgement and agreement that the Options granted to you on December 23, 2003 pursuant to the Option Agreement were intended to and do satisfy the provisions of Section 4(c) of the Employment Agreement, which provided for the grant, upon the commencement of your employment thereunder, of five-year options to purchase 300,000 shares of the Company's common stock. We also acknowledge and agree, for the avoidance of doubt, that the fair market value of a share of common stock of the Company was the same ($.53 per share) on each of December 23, 2003 and December 31, 2003.

        Please indicate your acknowledgment of and agreement to the matters set forth herein by signing in the space provided below.

                                        Sincerely,

                                        COVER-ALL TECHNOLOGIES INC.


                                        /s/ Ann F. Massey
                                        -----------------------------------
                                        Ann F. Massey
                                        Chief Financial Officer

Acknowledged and Agreed:


/s/ John Roblin
---------------------------
JOHN ROBLIN